Alan T. Schiffman, CPA, PC
Financial Strategists *Business Consultants*
1166 Dimock Lane Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net Website: alantschiffman.com

The consolidated balance sheets and members' equity of Own Our Own Fund I, LLC as of June 30, 2020 and December 31, 2019, and the related statements of operations and cash flows for the six months ended June 30, 2020 and the period from November 4, 2019 (inception) to December 31, 2019, included in this prospectus, have been so included in reliance on the report of Alan T. Schiffman, CPA, PC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

The above financial statements of Own Our Own Fund I, LLC as of December 31, 2019 and for the period from November 4, 2019 (inception) to December 31, 2019, included in this offering circular, have been audited by Alan T. Schiffman, CPA, PC, independent auditors, as stated in their report appearing herein. We agree to the inclusion in the offering circular of our report, dated November 17, 2020, on our audit of the financial statements of Own Our Own Fund I, LLC.

ATSchiff CPA PC

October 6, 2020
Naples, Florida